Exhibit 4.6
CERTIFICATE OF DESIGNATIONS, PREFERENCES
AND RIGHTS OF SERIES E PREFERRED STOCK
OF
LIBERTY ACQUISITION HOLDINGS CORP.
          Liberty Acquisition Holdings Corp. (the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Company (the “Board”) by the Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”), and pursuant to Sections 151 and 141 of the DGCL, the Board adopted resolutions (i) designating a series of the Company’s previously authorized preferred stock, par value $0.0001 per share, and (ii) providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of ONE HUNDRED THOUSAND (100,000) shares of Series E Preferred Stock of the Company, as follows:
          RESOLVED, that the Company is authorized to issue One Hundred Thousand (100,000) shares of Series E Preferred Stock (the “Series E Preferred Stock”), par value $0.0001 per share, which shall have the following powers, designations, preferences and other special rights:
          (1) Certain Defined Terms. For purposes of this Certificate of Designations, the following terms shall have the following meanings:
     (a) “Business Combination Agreement” means the Amended and Restated Business Combination Agreement by and among Promotora de Informaciones, S.A., the Company and Liberty Acquisition Holdings Virginia Inc. dated as of August 4 2010, the form of which is attached as Exhibit B to the Preferred Stock Purchase Agreements.
     (b) “Common Stock” means the common stock, $0.0001 par value per share, of the Company.
     (c) “Escrow Account” shall have the meaning set forth in the Preferred Stock Purchase Agreement.
     (d) “Escrow Agreement” shall have the meaning set forth in the Preferred Stock Purchase Agreement.
     (e) “Liquidation Event” means the voluntary or involuntary liquidation, dissolution or winding up of the Company or such Subsidiaries the assets of which constitute all or substantially all of the assets of the business of the Company and its Subsidiaries taken as a whole, in a single transaction or series of transactions.
     (f) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization or a government or any department or agency thereof.

     (g) “Preferred Stock Purchase Agreement” means each of the Preferred Stock Purchase Agreements by and between the Company and any purchaser of preferred stock of the Company, dated as of August [•], 2010.
     (h) “Principal Market” means the NYSE Amex.
     (i) “Required Series E Holders” means the Series E Holders representing at least two-thirds of the aggregate number of shares of Series E Preferred Stock then outstanding.
     (j) “Series A Preferred Stock” means the Series A Preferred Stock, par value $0.0001 per share, of the Company.
     (k) “Series B Preferred Stock” means the Series B Preferred Stock, par value $0.0001 per share, of the Company.
     (l) “Series C Preferred Stock” means the Series C Preferred Stock, par value $0.0001 per share, of the Company.
     (m) “Series D Preferred Stock” means the Series D Preferred Stock, par value $0.0001 per share, of the Company.
     (n) “Stated Value” means One Thousand U.S. Dollars ($1,000.00).
     (o) “Subsidiary” means any Person in which the Company, directly or indirectly, (I) owns at least fifty percent (50%) of the outstanding capital stock or holds at least fifty percent (50%) of the equity or similar interest of such Person or (II) controls or operates all or any part of the business, operations or administration of such Person.
     (p) “Successor Entity” means the Person formed by, resulting from or surviving any Merger Transaction or the Person with which such Merger Transaction shall have been entered into.
          (2) Dividends. The holders of outstanding shares of Series E Preferred Stock (each a “Series E Holder” and collectively, the “Series E Holders”) shall not be entitled to receive any dividends. No dividends may be paid to holders of Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or any other class of capital stock of the Company, while any shares of Series E Preferred Stock remain outstanding.
          (3) Assumption. The Company shall not consolidate or merge with or into any other Person (a “Merger Transaction”) without the consent of the Required Series E Holders, provided, however, that no Required Series E Holders consent shall be required in connection with the Reincorporation Merger (as defined in the Business Combination Agreement) or the Share Exchange (as defined in the Business Combination Agreement). Upon the occurrence of any Merger Transaction, other than the Share Exchange, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Merger Transaction, the provisions of this Certificate of Designations referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Certificate of Designations with the same effect as if such Successor Entity had been named as the Company herein.
          (4) Voting Rights. Except as otherwise provided herein or required by law, each Series E Holder shall not be entitled to any voting rights. To the extent the Series E Holders are entitled to voting rights, the Series E Holders shall vote as a single class on all matters required by law or by the terms hereof to be submitted to a vote of the Series E Holders.
          (5) Liquidation, Dissolution, Winding-Up. In the event of a Liquidation Event, the Series E Holders shall be entitled to receive in cash, out of the assets of the Company, including all amounts on deposit in the Escrow Account, whether from capital or from earnings available for distribution to its stockholders (the “Liquidation Funds”), subject to Section 15 below, before any amount shall be paid to the holders of any Common Stock (other than payments to the holders of Common Stock from the Trust Account (as defined below) pursuant to the Certificate of Incorporation), Series A Preferred Stock, Series C Preferred Stock or any other capital stock of the Company (other than the Series B Preferred Stock and the Series D Preferred Stock which shall be pari passu) in respect of the preferences as to distributions and payments on the Liquidation Event, an amount per share of Series E Preferred Stock equal to the Stated Value plus a pro rata share of the interest earned on the funds in the Escrow Account (based on the number of outstanding shares of Series A Preferred Stock, Series E Preferred Stock, Series B Preferred Stock and Series D Preferred Stock); provided, however, that if the Liquidation Funds are insufficient to pay the full amount due to the Series E Holders, the holders of Series B Preferred Stock (the “Series B Holders”) and the holders of Series D Preferred Stock (the “Series D Holders”, and together with the Series B Holders, the “Pari Passu Holders”), then the Pari Passu Holders shall share ratably in any distribution of the Liquidation Funds available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. To the extent necessary, the Company shall cause such actions to be taken by any of its Subsidiaries so as to enable, to the maximum extent permitted by law, the proceeds of a Liquidation Event to be distributed to the Series E Holders and the Pari Passu Holders in accordance with this Section. All the preferential amounts to be paid to the Series E Holders and the Pari Passu Holders under this Section shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any Liquidation Funds of the Company to, the holders of shares of other classes or series of preferred stock of the Company junior in rank to the Series E Preferred Stock, Series B Preferred Stock and the Series D Preferred Stock, including the Series A Preferred Stock and the Series C Preferred Stock, in connection with a Liquidation Event as to which this Section applies. The purchase or redemption by the Company of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a Liquidation Event.
          (6) Preferred Rank. All shares of Series E Preferred Stock shall rank pari passu with all shares of Series B Preferred Stock and Series D Preferred Stock, including with respect to redemption, as provided in Section 14 hereof. All shares of Common Stock, Series A Preferred Stock, Series C Preferred Stock and other capital stock of the Company (other than the Series B Preferred Stock and Series D Preferred Stock) shall be of junior rank to all shares of

Series E Preferred Stock with respect to the preferences as to distributions and payments upon a Liquidation Event (other than payments to the holders of Common Stock from the Trust Account pursuant to the Certificate of Incorporation). The rights of the shares of Common Stock, Series A Preferred Stock, Series C Preferred Stock and other capital stock of the Company (other than the Series B Preferred Stock and Series D Preferred Stock) shall be subject to the preferences and relative rights of the shares of Series E Preferred Stock.
          (7) Consent of Required Series E Holders. In addition to any other rights provided by law, except where the vote or written consent of the holders of a greater number of shares is required by law or by another provision of the Certificate of Incorporation, the affirmative vote at a meeting duly called for such purpose or the written consent of the Required Series E Holders, shall be required before the Company may, directly or indirectly: (a) amend or repeal any provision of, or add any provision to, the Certificate of Incorporation or bylaws, or file any articles of amendment, certificate of designations (or amendments thereto), preferences, limitations and relative rights of any series of preferred stock, if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the shares of Series E Preferred Stock, regardless of whether any such action shall be by means of amendment to the Certificate of Incorporation or by merger, consolidation or otherwise; (b) amend or modify in any manner the Business Combination Agreement, or grant any waiver thereunder, if such amendment, modification or waiver would give the Series E Holder the right to terminate the Preferred Stock Purchase Agreement pursuant to Section 5.2(b)(iii) thereof; (c) increase or decrease the authorized number of shares of Series E Preferred Stock; (d) prior to the cancellation of all shares of Series E Preferred Stock as provided herein, purchase or redeem or pay or declare any dividend or pay any dividends on Common Stock, shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or any other capital stock of the Company (other than payments to the holders of Common Stock from the Trust Account pursuant to the Certificate of Incorporation); (e) create or authorize (by reclassification or otherwise) any new class or series of shares that has a preference over, or is on a parity with, the shares of Series E Preferred Stock (other than the Series B Preferred Stock or Series D Preferred Stock) with respect to dividends or the distribution of assets on the liquidation, dissolution or winding up of the Company or (f) amend, modify or grant any waiver under the Escrow Agreement.
          (8) Lost or Stolen Certificates. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any preferred stock certificates representing the shares of Series E Preferred Stock, and, in the case of loss, theft or destruction, of an indemnification undertaking by the Series E Holder to the Company in customary form and, if requested by the Company, the posting of reasonable bond or other security, and, in the case of mutilation, upon surrender and cancellation of such preferred stock certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date.
          (9) Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. Except as otherwise provided herein, the remedies provided in this Certificate of Designations shall be cumulative and in addition to all other remedies available under this Certificate of Designations, at law or in equity (including a decree of specific performance and/or other injunctive relief). No remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy. Nothing herein shall limit a Series E Holder’s right to pursue actual or consequential damages for any failure by the Company to comply with the terms of this Certificate of Designations. The Company covenants to each Series E Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments and the like (and the computation thereof) shall be the amounts to be received by the Series E Holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Series E Holders and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Series E Holders shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.
          (10) Failure or Indulgence Not Waiver. No failure or delay on the part of a Series E Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.
          (11) Notice. Whenever notice or other communication is required to be given to a Series E Holder under this Certificate of Designations, unless otherwise provided herein, such notice shall be given at such address of such Series E Holder set forth on the books and records of the Company or at such other address delivered to the Company by such Series E Holder in writing from time to time.
          (12) Transfer of Shares of Series E Preferred Stock. A Series E Holder may not transfer, assign, sell or convey the shares of Series E Preferred Stock or any of the accompanying rights hereunder without the prior written consent of the Company, except for transfers to affiliates of the Series E Holder (as defined under Rule 144 of the Securities Act of 1933, as amended) upon notice to the Company.
          (13) Series E Preferred Stock Register. The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to the Series E Holders), a register for the shares of Series E Preferred Stock, in which the Company shall record the name and address of the persons in whose name the shares of Series E Preferred Stock have been issued, as well as the name and address of any transferee. The Company may treat the person in whose name any Series E Preferred Stock is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.
          (14) Redemption. As promptly as practicable following termination of any Preferred Stock Purchase Agreement or the termination of the Business Combination Agreement, in each case, in accordance with the terms and conditions thereof, but in no event more than five (5) New York business days thereafter, the shares of Series E Preferred Stock held by the Series E Holder that is party to such agreement shall be redeemed by the Company and the Company shall instruct the Escrow Agent to pay the Series E Holder, out of funds from the Escrow Account, a price per share equal to the Stated Value of Series E Preferred Stock plus a pro rata share of the interest earned on the funds in the Escrow Account with respect thereto (based on the number of outstanding shares of Series A Preferred Stock, Series E Preferred Stock, Series B Preferred Stock and Series D Preferred Stock) (the “Redemption Price”). The Series E Holder shall surrender any stock certificates relating to its redeemed shares of Series E Preferred Stock promptly following termination of any Preferred Stock Purchase Agreement, but in no event later than the fifth New York business day after the receipt of such payment. The Company shall not redeem any shares of Series A Preferred Stock or Series C Preferred Stock until it shall have redeemed, and paid the Redemption Price in full on, all outstanding shares of Series E Preferred Stock, Series B Preferred Stock and Series D Preferred Stock.
          (15) Waiver of Claims Against the Trust Account. Notwithstanding anything to the contrary contained herein, no Series E Holder shall have any right, title, interest or claim of any kind (“Claim”) in or to any monies in the Trust Account (as defined below) (other than with respect to its liquidation or redemption rights as a holder of shares of Common Stock) and each Series E Holder waives any Claim it may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Company and will not seek recourse against the Trust Account for any reason whatsoever. “Trust Account” means the trust account established by Continental Stock Transfer & Trust Company, as trustee, from the net proceeds of the Company’s initial public offering. All of the monies held in the Escrow Account shall be for the exclusive benefit of the Series A Holders, the holders of Series E Preferred Stock, the holders of Series C Preferred Stock, the holders of Series B Preferred Stock and the holders of Series D Preferred Stock in the event that the transactions contemplated by the Business Combination Agreement are not consummated prior to the termination of such agreement or the termination of the Preferred Stock Purchase Agreement.
          (16) Stockholder Matters. To the extent permitted by the Certificate of Incorporation, any stockholder action, approval or consent required, desired or otherwise sought by the Company pursuant to the rules and regulations of the Principal Market, the DGCL, this Certificate of Designations or otherwise with respect to the issuance of the shares of Series E Preferred Stock may be effected by written consent of the Company’s stockholders or at a duly called meeting of the Company’s stockholders, all in accordance with the applicable rules and regulations of the Principal Market and the DGCL. This provision is intended to comply with the applicable sections of the DGCL permitting stockholder action, approval and consent affected by written consent in lieu of a meeting
* * * * *

          IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be signed by [          ], its [                    ], as of the            day of                     , 2010

LIBERTY ACQUISITION HOLDINGS CORP.
By:
Name:
Title: